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                                  EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT




AmeriTel Pay Phones, Inc., a Missouri corporation(1)

Talton Telecommunications Corporation, an Alabama corporation(1)

      Talton Telecommunications of Carolina, Inc., an Alabama corporation(2)

Talton STC, Inc., a Delaware corporation(1)

Talton Invision, Inc., a Delaware corporation(1)

One Source Telecommunications, Inc., a Delaware corporation(1)

MOG Communications, Inc., an Alabama corporation(1)


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(1)  Wholly owned by Talton Holdings, Inc.
(2)  Wholly owned by Talton Telecommunications Corporation.